PROMISSORY NOTE

Principal Amount: $10,000             Date: February 12, 1999

FOR VALUE RECEIVED, Lakota Energy, Inc., (the Company), promises to pay to the order of Paras Chokshi, (the Holder), the sum of ten thousand dollars, ($ 10,000), together with interest thereon at the rate of 9.75% per annum on the unpaid balance. Said sum shall be paid in the manner: One payment of $243.75 every three months, until such time as the principal amount is converted into restricted common shares of the Company's stock.

The principal amount may be converted into shares of the Company's restricted common stock no sooner than one year from the date of this note.

The principal amount of $10,000 shall be paid in the manner:

1) No payment of the principal amount shall be payable in cash.

2) The principal amount, upon the first anniversary of this note and at the discretion of the Holder, may be converted into restricted common shares of the Company's stock at 85% of the average bid price per share as reported for five consecutive trading days prior to conversion on any applicable market in which the Company's common stock trades.

3) The principal amount in ay be converted into shares of the Company's restricted common stock no sooner than one year from the date of this note and no later than three years from the date of this note.

4) In any event, if conversion of the principal amount has not occurred prior to three years from the date of this note, the principal amount shall automatically convert on this date into shares of the Company's restricted common stock as per #2, as stated above.

5) At such time as the principal amount is converted into the Company's restricted common stock, the principal amount of $ 10,000 shall be deemed paid in full by both parties and no further interest payments are due to the Holder.

This note shall, at the option of the Holder, be immediately due and payable upon the failure of the Company to make any payment due hereunder within 60 days of its due date, or upon the dissolution, or liquidation of the Company, or upon the filing by the Company of an assignment for the benefit of bankruptcy, or other form of insolvency, or by suffering an involuntary petition in bankruptcy, or receivership not vacated within thirty (30) days.

In the event this note shall be in default and placed for collection, the Company agrees to pay all reasonable attorney's fees and costs of collection. Payments not made within five,

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(5) days of the due date shall be subject to a late charge of" 10% of said payment. All Payments hereunder shall be made to such address as may, from time to time designated by the Holder.

The Company agrees to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agrees to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of the Company or hereunder exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by the Holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasions. Any modification or change in terms, hereunder granted by the Holder hereof, shall be valid and binding upon the Company notwithstanding the acknowledgment of the Company. The rights of the Holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced with the laws of the state of Georgia.

Witnessed:   February 12, 1999

/s/Unknown                                         /s/Ken Honeyman
Witness                                            Lakota Energy Inc.


/s/Dipak Bhatt                                     /s/Paras Chokshi
Witness, Dipak Bhatt                               Paras Chokshi, Holder
                                                   6233 Gulfton Dr. #3202
                                                   Houston TX  77081